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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 41 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 21, 1995, relating to the financial statements and financial highlights appearing in the September 30, 1995 Annual Reports to Shareholders of MAS Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Reports" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Boston, Massachusetts
January 30, 1996